UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D. C. 20549
                                      FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                    Commission File Number: 333-71045
                 Onyx Acceptance Owner Trust 1999-A
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                 (Issuer with respect to Certificates)
                 Onyx Acceptance Financial Corporation
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        (Exact name of registrant as specified in its charter)
            27051 Towne Centre Drive, Foothill Ranch, Ca. 92610
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)
                     Onyx Acceptance Owner Trust 1999-A
                   5.50% Auto Loan Backed Notes, Class A-1
                   5.83% Auto Loan Backed Notes, Class A-2
                   6.17% Auto Loan Backed Certificates
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                  (Title of each class of securities covered by this Form)
                                             None
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 (Title of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)
Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
         Rule 12g-4(a)(1)(i)        __            Rule 12h-3(b)(1)(i)       X
                                                                            -
         Rule 12g-4(a)(1)(ii)       __            Rule 12h-3(b)(1)(ii)      __
         Rule 12g-4(a)(2)(i)        __            Rule 12h-3(b)(2)(i)       __
         Rule 12g-4(a)(2)(ii)       __            Rule 12h-3(b)(2)(ii)      __
                                                  Rule 15d-6                ___

Approximate number of holders of record as of the
certification or notice date:______10________
Pursuant to the requirements of the Securities Exchange Act of 1934, Onyx Acceptance Financial Corporation and the Onyx Acceptance Grantor Trust 1998-B have caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.
                                                           February 16, 2000
            Don P. Duffy                       Date:__________________________
By:___________________________________
Don P. Duffy

Its:     Executive Vice President